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Media Contact: Amy Corn
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Global Payments Announces Executive Changes

ATLANTA, JULY 16, 2012 - Global Payments Inc. (NYSE: GPN), a leader in payment processing services, announced organization changes today.
Morgan (“Mac”) Schuessler, currently the company's Executive Vice President and Chief Administrative Officer, will be assuming the position of President - International as of August 1, 2012. Mr. Schuessler will oversee the company's business units in Europe and Asia. In his current role, Mr. Schuessler has supported the company's international growth through his existing responsibilities for global operations, marketing and human resources. He is also a current board member of the company's Asia-Pacific joint venture and will join the board of the company's joint venture in Spain.
Joseph Hyde, currently the company's President - International, will be leaving Global Payments to join a privately-held financial services firm unrelated to the payments industry as Chief Financial Officer. Prior to taking the international assignment in 2008, Mr. Hyde served as Chief Financial Officer for Global Payments.
“I am delighted that Mac has accepted this critical position, and I am confident that he will continue to drive strong international expansion for Global Payments. Joe has been a key contributor to our company's success, and we thank him for his extraordinary efforts,” said Chairman and CEO Paul R. Garcia.
Global Payments Inc. is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.